Exhibit 23.2

March 31, 2003




Consent of Independent Accountants





We hereby consent to the incorporation by reference in the Registration Statements of WaveRider Communications Inc. on Form S-8 (File Nos 333-49464, 333-34647, 333-49454, 333-30140) and on Form S-3 (File Nos 333-70114, 333-52834,
333-67634, 333-70821) of our report dated February 15, 2002 (except for note 24 which is March 26, 2002) relating to the consolidated financial statements and consolidated financial statements schedules as at December 31, 2001 and for each of the two years in the period then ended, which appears in this Form 10-K.




/s/ PricewaterhouseCoopers LLP

Chartered Accountants





PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and other members of the worldwide PricewaterhouseCoopers organization.



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